EXHIBIT 10 (m)

COMPUTER TASK GROUP, INCORPORATED

COMPENSATION ARRANGEMENTS FOR THE NAMED EXECUTIVE OFFICERS

Set forth below is a summary of the annual and incentive compensation paid by Computer Task Group, Incorporated (the Company) to its named executives (defined in Regulation S-K Item 402(a)(3)) in their current positions as of the date of the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. All of the Company’s executive officers are at-will employees whose compensation and employment status may be changed at any time at the discretion of the Company’s Board of Directors, subject only to the terms of employment agreements, as applicable, between the Company and these executive officers.

Effective January 1, 2008, the named executive officers are scheduled to receive the following annual base salaries in their current positions:

Current Annual Salary
James R. Boldt	$437,750
Chairman, President and Chief Executive Officer
Brendan M. Harrington	$206,000
Senior Vice President, Chief Financial Officer
Filip J.L. Gyde (1)	$294,931
Senior Vice President, General Manager, CTG Europe
Michael J. Colson	$239,000
Senior Vice President, Solutions
Arthur W. Crumlish	$232,000
Senior Vice President and General Manager, Strategic Staffing Solutions

Executive officers are also eligible to receive incentive compensation each year primarily based upon the achievement of certain targets. These targets may include specific levels of revenue growth, gross profit, operating income or earnings per share. Bonuses were awarded to the named executives for 2007 as follows:

2007 Bonus

James R. Boldt	$368,365

Brendan M. Harrington	$86,674

Filip J.L. Gyde	$65,500

Michael J. Colson	$122,535

Arthur W. Crumlish	$82,509

(1)	Mr. Gyde is paid in Euros. This amount represents his base pay of 200,328 Euros translated into U.S. dollars at the January 1, 2008 exchange rate.

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